Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: July 18, 2018

For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND

Catskill, NY – July 18, 2018.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.10 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.40 per share, which represents a 2.6% increase from the previous annual cash dividend rate of $0.39 per share.

The cash dividend for the quarter ended June 30, 2018 will be paid to shareholders of record as of August 15, 2018, and is expected to be paid on August 31, 2018.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.0% of the Company’s outstanding common shares.  The MHC has historically waived its right to receive cash dividends from the Company.  However, for purposes of cash flow and liquidity, the MHC does not intend to waive its receipt of these dividends to be paid by the Company for the quarter ended June 30, 2018.

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Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.

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